Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – December 13, 2021 – American Vanguard Corporation (NYSE:AVD) announced that its Board of Directors has declared a $0.02 cash dividend payment to be distributed on January 10, 2022, to shareholders of record as of December 27, 2021.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. It reflects the confidence that the Board of Directors has in the strength of our core business and the progress of our strategic growth initiatives in Green Solutions and SIMPAS/Ultimus prescription application technology. We appreciate the support of our shareholders, as we develop and deliver important solutions that enhance agricultural productivity, safeguard public health and facilitate environmental sustainability.”

Annual Cash Dividend Payments:	Based on Date of Cash Distribution
2022 — Payment Pending	$0.020
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac.com	Lcati@equityny.com